Exhibit 99.1

ATI Announces CEO Succession Plan

PITTSBURGH--(BUSINESS WIRE)--August 14, 2018--Allegheny Technologies Incorporated (NYSE: ATI) announced today that its Board of Directors has appointed Robert S. Wetherbee to become ATI’s President and Chief Executive Officer effective January 1, 2019, when he will also join the ATI Board.

Mr. Wetherbee, 58, was identified through a robust, Board-driven leadership development and succession planning process to succeed Richard J. Harshman as ATI’s President and Chief Executive Officer. Mr. Harshman, who currently serves as ATI’s Chairman, President and Chief Executive Officer, has informed the Board he will retire after a distinguished 41-year career with ATI to spend more time with his family.

To ensure a smooth leadership transition, Mr. Harshman will remain Chairman, President and Chief Executive Officer until January 1, 2019, following which he will continue to serve as Executive Chairman of the Board until his retirement in conjunction with ATI’s May 9, 2019 Annual Meeting.

The Board has elected Diane C. Creel, who has served as ATI’s Lead Independent Director since 2011, to become Board Chair effective immediately following Mr. Harshman’s May 2019 retirement.

Bob Wetherbee has been ATI’s Executive Vice President, Flat Rolled Products Group since 2014. He was recruited in 2014 to transform ATI’s Flat Rolled Products (FRP) business, then heavily reliant on commodity stainless steel and strip, into the business that it is today: a producer of high-value differentiated flat rolled products, which leverages its innovative Hot Rolling and Processing Facility (HRPF) and other assets to serve global markets, including the aerospace and defense, oil & gas, and chemical/hydrocarbon processing industries, with a base load of commodity stainless products.

Bob first joined ATI in 2010 to run the Tungsten Materials business, which under his leadership, achieved record financial performance results prior to its divestiture by ATI in 2013. Bob left ATI in early 2013 to serve as the CEO of another public company for approximately one year before being recruited back to ATI by Mr. Harshman to lead the transformation of the FRP business. Prior to joining ATI, Bob spent 29 years at Alcoa serving in a variety of operational leadership roles

Mr. Harshman commented, “ATI begins the next phase of its journey from a position of strength as a more aligned and integrated, technology-focused global leader in specialty materials and complex components. It is the absolute right time for this transition to a leader who played a key role in all that we have accomplished since 2014. Bob is an excellent selection to lead the company into the future.”

“Bob is an experienced, respected, values-based leader with deep knowledge of ATI’s global markets, customers, technologies, operations and products. He has extensive operational leadership experience within ATI and other large globally-focused specialty materials manufacturers,” Ms. Creel stated. “The Board is confident that Bob will continue ATI’s strategy of leveraging its technology leadership and driving a relentless focus on innovation and continuous improvement to create long-term sustainable value for ATI’s shareholders and customers and opportunities for our employees.”

“On behalf of ATI’s Board of Directors, I want to thank Rich for his outstanding leadership and commitment to ATI over the years,” said Ms. Creel. “He had the vision and courage to make tough decisions and to create a values-based culture committed to teamwork, accountability, and innovation. The Board respects and supports Rich’s decision to retire.”

“I am honored to succeed Rich as ATI’s next CEO and to have the opportunity and privilege to lead ATI’s team of talented and dedicated people,” said Mr. Wetherbee. “We have significantly transformed ATI over the last several years, and I will continue our relentless focus on advancing ATI’s strategy to be the world’s best specialty materials and components manufacturer.”

Bob’s successful leadership of ATI’s Flat Rolled Products business led to many significant achievements, most notably:

  Completion and commissioning of ATI’s state-of-the-art Hot Rolling Processing Facility
  Shut down of underperforming and uncompetitive operations and product lines
  Streamlining of FRP’s operations and workforce
  Achievement of critical cost reductions and work flow improvements through a variety of union negotiations
  Re-focusing of the commercial and engineering organizations on differentiated products and growth strategies
  Building a workforce with the necessary leadership, materials science, and process automation skills of the future.

These actions have ATI’s Flat Rolled Products Group strongly positioned for sustainable profitable growth.

Bob holds a Bachelor of Science in Industrial Administration with an emphasis in Accounting from Iowa State University, attained his CPA, and completed a variety of manufacturing education and leadership development programs.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.8 billion for the twelve month period ending June 30, 2018, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. ATIMetals.com

CONTACT:
Allegheny Technologies Incorporated
Scott A. Minder, 412-395-2720
www.ATImetals.com